UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2017

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421
(Address of principal executive offices, including Zip Code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  On April 27, 2017, the Company’s Board of Directors appointed Darlene Deptula-Hicks to serve as the Company’s Chief Financial Officer and Treasurer, effective May 1, 2017. Prior to joining the Company, Ms. Deptula-Hicks, 59, was the Acting Chief Financial Officer for Pieris Pharmaceuticals, Inc., a clinical stage biotechnology company, from November 2014 to August 2015, and Senior Vice President & Chief Financial Officer from September 2015 to February 2017.  From October 2014 to September 2015, Ms. Deptula-Hicks was also the Acting Chief Financial Officer for Claritas Genomics Inc., a clinical pediatric genetic testing company.  From June 2012 to October 2014, Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer for Microline Surgical, Inc., a manufacturer of minimally invasive reposable surgical instruments and advanced electro-surgical devices.  From 2006 to 2011, Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer at ICAD, Inc., a provider of advanced image analysis, workflow solutions and radiation therapy for the early identification, treatment and monitoring of certain cancers.  Ms. Deptula-Hicks received her M.B.A. from Rivier College and her B.S. in accounting from Southern New Hampshire University.

(e)                                  In connection with her appointment, the Company entered into an offer letter agreement and change of control severance letter agreement with Ms. Deptula-Hicks.  Under the terms of Ms. Deptula-Hicks’s offer letter agreement, she will receive an initial annual base salary of $340,000 and will be eligible to receive an annual cash bonus award targeted at 45% of her annual base salary (pro-rated for 2017), subject to the attainment of Company and individual performance goals.  Under such agreement, Ms. Deptula-Hicks is also entitled to severance benefits in the form of salary continuation and reimbursement for COBRA expenses for six months following the effective date of termination of her employment if such termination is not for cause and not in connection with a change of control (as defined in the change of control severance letter agreement referenced below).  Effective as of May 1, 2017, the Board granted Ms. Deptula-Hicks an option under the Company’s 2014 Incentive Award Plan to purchase 175,000 shares of common stock of the Company at an exercise price per share equal to $4.74, the stock’s closing price on the NASDAQ market on the grant date.  The option vests as to 25% of the shares on the first anniversary of Ms. Deptula-Hicks’s employment start date and as to the remaining shares in equal monthly installments over the following 36 months, subject to Ms. Deptula-Hicks’s continued service.  Ms. Deptula-Hicks has also entered into a non-compete, non-disclosure and invention assignment agreement with us pursuant to which he has agreed to refrain from disclosing our confidential information indefinitely and from competing with us or soliciting our employees or consultants for 12 months following termination of her employment.

In addition, Ms. Deptula-Hicks and the Company entered into a change of control severance letter agreement.  The agreement provides that, if Ms. Deptula-Hicks’s employment is terminated by the Company without cause within three (3) months preceding or 12 months following a change of control or by Ms. Deptula-Hicks for good reason within 12 months following a change of control (with the terms “cause,” “change of control” and “good reason” as defined in the change of control severance letter agreement), Ms. Deptula-Hicks will be entitled, subject to her signing and not revoking a general release of claims in the Company’s favor, to receive:

•                  an amount equal to her annual base salary plus a pro-rata portion of her target annual cash bonus for the calendar year in which the termination occurs (based on the number of calendar days elapsed prior to the effective date of such termination), payable over a 12-month period following the date of termination,

•                  reimbursement for a portion of the COBRA premiums (based on the then-current cost-sharing rates for active employees) for continued medical coverage for up to 12 months following her termination,

•                  if the termination occurs prior to the first anniversary of her start date, accelerated vesting of the portion of her equity awards that would have otherwise vested over the 12 month period following the date of termination, and

•                  if the termination occurs on or after the first anniversary of her start date, full accelerated vesting of all of her outstanding equity awards.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2017	T2 BIOSYSTEMS, INC.

	By:	/s/ John McDonough
John McDonough
President and Chief Executive Officer